                                                                  Exhibit 10(nn)

                     RELEASE AND CONFIDENTIALITY AGREEMENT

     Lockheed Martin Corporation (the "Corporation") and I, James A. Blackwell, voluntarily enter into this Release, Noncompete and Confidentiality Agreement ("Release") and agree as follows:

     Benefit Payable. In exchange for the Enhanced Termination Benefits as described in the Letter, originally dated ___, from ____, Vice President, Human Resources, and the terms of which are incorporated herein by reference, on my own behalf and on behalf of my successors, assigns and representatives, I hereby irrevocably and unconditionally release any and all Claims, as described below, that I may now have against the Released Parties listed
  below.   I agree that the Enhanced Termination Benefits, including but not limited to the extension of my termination date from November 30, 1999 to January 31, 2000, the $200,000 relocation allowance and the consulting arrangement, are greater in value than any benefit to which I am otherwise entitled.

     Covenant Not to Compete. I acknowledge that upon receipt of full payment of all amounts due ($1,918,800.00) under the Retention Agreement between me and the Corporation dated November 1, 1997 ("Retention Agreement") payable on or about February 1, 2000, I am fully bound by the terms of the Covenant Not to Compete Provision set forth in Section 5 of the Retention Agreement, which reasonably restricts my employment and business opportunities through January 31, 2001. In consideration for the lump sum payment in the amount of $288,000, payable on or about February 1, 2000 (which amount represents the collective consideration for this Covenant Not to Compete as well as payment for services rendered, if any, by me pursuant to a two-year consulting arrangement, set forth in a separate agreement between me and the Corporation), I agree to extend the Covenant Not to Compete obligation, set forth in Section 5 of the Retention Agreement, for another 12 month period beyond its current expiration date of January 31, 2001. Therefore, for a period extending from February 1, 2001 through January 31, 2002, I shall not engage in any business (whether as an officer, director, owner, employee, partner or other direct or indirect participant) competing with that of the Corporation in any area in which the Corporation is conducting any business on the date of my termination. For such period, I shall also not interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between the Corporation and any customer, supplier or employee of the Corporation.

  It is the desire and intent of the parties that the provisions of this Covenant Not to Compete shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Covenant Not to Compete is adjudicated to be invalid or unenforceable, this Covenant Not to Compete shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

     Claims Not Released. I agree that I will not receive any severance benefits in connection with my termination under any corporate severance plan or
  policy.   By this agreement, I am not releasing any rights to benefits I may have under the Retention Agreement or rights to benefits under any of the Corporation's other benefit programs.

     Claims Released. Subject only to the exception noted in the previous paragraph, I agree to waive and fully release any and all claims of any nature whatsoever (known and unknown) ("Claims") that I may now have or have had against the Corporation, its affiliates, subsidiaries, fiduciaries and the directors, officers, employees, shareholders and agents of any of the foregoing ("Released Parties"). These Claims released include, but are not limited to, claims that in any way relate to my employment with the Corporation or the termination of that employment, and any claims for monetary damages, wages or other personal remedy sought in any legal proceeding or charge filed with any court, federal, state or local agency either by me or by a person claiming to act on my behalf or in my interest.

  I understand that the Claims I am releasing might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines. By this agreement, I specifically, but without limitation, agree to release all of the Released Parties from Claims under any corporate severance plan or policy; the WARN Act (which requires that advance notice be given of certain workforce reductions); Title VII of the Civil Rights Act of 1964, as amended (which prohibits discrimination based on race, color, national origin, religion, or sex); the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act (which prohibit discrimination based upon age); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1972 (which prohibit discrimination based upon disability); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); or any other local, state or federal statutes prohibiting discrimination or retaliation on these or any other grounds or otherwise governing the employment relationship. The Released Claims also include any Claims against the Released Parties relating to defamation, invasion of privacy, infliction of emotional distress, or any other Claim based upon any theory of personal injury or breach of express or implied contract or covenant of good faith and fair dealing. I warrant that I have not assigned or transferred any Claims described in this Release to any third parties.

     California provision. This release extends to all Claims that I may now have, even claims unknown at this time, and is an express waiver by me of the protection of Section 1542 of the Civil Code of California or any other similar provision under any other state's laws. Section 1542 of the Civil Code states:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor." (For the purposes of this Release of Claims, the employee would be considered the "creditor" and the Corporation would be considered the "debtor").

Continuing obligation of nondisclosure, confidentiality and other restrictions. Throughout the duration of my employment with the Corporation, I have had access to and may have generated a substantial amount of information that is proprietary and confidential to the Corporation. Additionally, I may have had access to certain third-party proprietary information that had been provided in confidence to the Corporation. In consideration of my employment by the Corporation, I have undertaken an obligation, both during and following my employment, not to use or disclose to others, any Proprietary Information, except as authorized by the Corporation. "Proprietary Information" means any information of the Corporation or of others which has come into the Corporation's or my possession, custody or knowledge in the course of my employment that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information. Proprietary Information includes (without limitation) information, whether written or otherwise, regarding the Corporation's earnings, expenses, marketing information, cost estimates, forecasts, bid and proposal data, financial data, trade secrets, products, procedures, inventions, systems or designs, manufacturing or research processes, material sources, equipment sources, customers and prospective customers, business plans, strategies, buying practices and procedures, prospective and executed contracts and other business arrangements or business prospects, except to the extent such information becomes readily available to the general public lawfully and without breach of a confidential, contractual, or fiduciary duty. By signing this Release, I acknowledge and agree that I have a continuing obligation to not use or disclose Proprietary Information. Further, all materials to which I have had access, or which were furnished or otherwise made available to me in connection with the services performed for the Corporation shall be and remain the property of the Corporation. All such materials, documents and information, including any Proprietary Information and all reproductions thereof shall be returned by me promptly to the Corporation.

I further agree that, for a period of 12 months from the date of this Release, I will not make any slanderous or libelous public statements, whether oral or written, regarding the Corporation, its stockholders, directors, officers, employees, agents, technology, or products. For the purposes of this Release, the term "public statement" shall include any communication to any person with the exception of internal communications to officials of the Corporation made by me in the course of the performance of my duties as an employee or consultant of the Corporation.

I understand and agree that the existence and terms of this Release shall be maintained in strict confidence. I agree that I shall not disclose the existence or terms of this Release to any other person except my spouse, members of my immediate family, my legal and financial advisors in connection with tax returns and estate planning and as otherwise required by law. Any disclosure of the existence or terms of this Release by any of the aforesaid persons shall be deemed to be an unauthorized disclosure by me and a violation of this Release.

I agree that if at any time I violate any provision of this Release, including but not limited to these confidentiality provisions, the Corporation shall immediately cease payment of any of the Enhanced Termination Benefits (including termination of any existing consultant agreement) and pursue any other remedies available to the Corporation, including injunctive or other equitable relief. The Corporation cannot necessarily be reasonably or adequately compensated in money damages in an action at law in the event I breach my obligations under this Release, because such obligations are of a unique, special and personal character and of peculiar value to the Corporation. The parties acknowledge and agree that this confidentiality provision shall not affect my obligations to cooperate with any U.S. government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in court.

Other provisions. The parties agree that this Release prohibits my ability to pursue any Claims or charges against the Released Parties seeking monetary relief or other remedies for myself and/or as a representative on behalf of others. This agreement does not affect my ability to cooperate with any future ethics, legal or other investigations, whether conducted by the Corporation or any governmental agencies.

A determination by a court or arbitrator that any provision of this Release is invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of any other provision of this Release.

Excepting only the Retention Agreement, this document contains all of the agreements between me and the Corporation relating to my termination of employment, and supersedes any prior agreements or representations between us as to the subjects covered herein. This Release may be modified, supplemented or superseded only in a written document signed by both parties.

This Release shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflict of law provisions thereof.

By signing below, in addition to releasing all Claims described herein, I acknowledge that:

a) I have been advised to consult with an attorney prior to signing this Release;

b) I have been given at least 21 days to consider the actual terms of this Release. I understand that I must deliver this signed Release to the Corporation in the care of ____, Vice President, Human Resources, whose office is located at the following address: 6801 Rockledge Drive, Bethesda, MD 20817, or send this Release certified mail, return receipt requested, to Lockheed Martin Corporation, Attention: ____, Vice President, Human Resources at the same address so that it is received by the Corporation on or before ______.

c) I understand that I may revoke this Release within seven (7) calendar days from the date of signing, in which case this Release shall be null and void and of no force and effect on the Corporation or me. I further understand and acknowledge that to be effective, the revocation must be in writing and either personally delivered to the Corporation to the Corporation in the care of ____, Vice President, Human Resources, whose office is located at the following address: 6801 Rockledge Drive, Bethesda, MD 20817, or sent via certified mail, return receipt requested, to Lockheed Martin Corporation, Attention: _____, Vice President, Human Resources at the same address so that it is received by the Corporation in by 5:00 p.m. on or before the seventh (7th) calendar day after I sign this Release. If I revoke this Release, I understand and agree that my effective termination date shall be ____ or the date of my revocation, whichever date is sooner.

d) I have read this Release, and I am fully aware of the legal effects of the Release. I have chosen to execute the Release freely, without reliance upon any promises or representations made by the Corporation other than those contained in this Release and the Letter.

Dear _____:

The purpose of this letter ("Letter") is to set forth options concerning your termination of employment from Lockheed Martin Corporation (the "Corporation"). This Letter reflects terms that you and I have negotiated since the date of my original letter to you on November 22, 1999. Several drafts of this Letter have been delivered to you and revised during this negotiation process. The letter delivered to you on November 22nd set forth two proposals and included a Release and Confidentiality Agreement for your review and consideration. This Letter also sets forth an option requiring the Release, Noncompete and Confidentiality Agreement, the form of which has also been the subject of our negotiations and is substantially similar to the original form attached to the November 22nd letter with the addition of a negotiated covenant not to compete provision. Other than establishing a calendar year 2000 payment date in the event you elect the Enhanced Termination Benefits, this Letter does not affect the terms of the Retention Agreement between you and the Corporation, dated November 1, 1997 ("Retention Agreement"), the terms of which survive any other agreements between you and the Corporation.

As I notified you earlier this month, your termination date was initially scheduled for November 30, 1999. However, as initially set forth in my November 22nd letter to you, in order to give you at least 21 calendar days from November 22, 1999 to review and consider the terms of the Release, Noncompete and Confidentiality Agreement ("Release"), you were notified that you would be placed on vacation leave status on December 1, 1999 until December 13, 1999 in
lieu of the November 30th termination date.   If you elect the Enhanced
Termination Benefits described in Part I of this Letter, you will receive the benefits described in Part I and Part II of this Letter, and your termination date will be extended to January 31, 2000. If you forego the Enhanced Termination Benefits, you will receive the benefits described in Part II of this Letter, and your termination date will be on the date you notify me of your decision to forego the Enhanced Termination Benefit option, or on December 13, 1999, whichever date is sooner. You must inform me of your choice on or before December 13, 1999.

Part I
------
The Corporation offers you the following termination benefits ("Enhanced Termination Benefits") in consideration for signing the Release, a copy of which is attached to this Letter. You have 21 calendar days to consider this offer, which expires on December 13, 1999. To be eligible for the Enhanced Termination Benefit you must sign and deliver the Release to my office by close of business on December 13, 1999. You may sign and return the Release earlier at your
option.   Provided you timely deliver the signed Release to my office and further provided you do not revoke the Release within the 7-day revocation period, the Corporation will provide the following Enhanced Termination
Benefits:

 .    Extension of Termination Date -- In lieu of your previously scheduled
     -----------------------------
     termination date of November 30, 1999, you will be placed on vacation pay status from December 1, 1999 through January 31, 2000. You will receive holiday pay rather than vacation pay for the Corporation's designated holidays during this period.

     On January 31, 2000, your employment will be terminated. This will enable you to retire from active service on February 1, 2000, provided you submit the necessary retirement paperwork prior to January 31, 2000.

     Stock option vesting rules are governed by the Lockheed Martin Corporation 1995 Omnibus Performance Award Plan and the Award Agreement issued to you. Under the Award Agreement, your vested options will continue to be exercisable for the duration of their term. By remaining on the payroll through January 31, 2000 and retiring effective February 1, 2000, this would allow your unvested options to continue to vest on the schedule contained in your Award Agreement, and once vested will be exercisable for the duration of their term. With this extension of your termination date, under the Award Agreement, the last increment of your 1998 grant should vest on January 22, 2000. Under the Award Agreement, your retirement from active service on February 1, 2000, will vest you in the first 50% of your 1999 grant and the remaining 50% of your 1999 grant will vest on February 1, 2001.

     The extension of your termination date will impact the timing of the payment of the amount due ($1,918,800.00) under the Retention Agreement between you and the Corporation, dated November 1, 1997. This payment will be made on or about February 1, 2000. In the event that you do not elect the Enhanced Termination Benefits, this payment shall be made no later than December 13, 1999. You have acknowledged that the payment of $1,918,800.00 under the Retention Agreement was properly calculated pursuant to Section 3a of that agreement.

 .    Consulting and Noncompete Agreement.  The Corporation will pay you a lump
     -----------------------------------
     sum in the amount of $288,000, payable on or about February 1, 2000 as collective consideration for 1) Covenant not to Compete obligation in the Release which extends the noncompete obligation set forth in your Retention Agreement by an additional 12 months (through January 31, 2002) and 2) services to be rendered, if any, up to 48 days per year during a two-year consulting arrangement with an effective date of February 1, 2000. Although the specific terms of the consulting arrangement will be set forth in a Consultant Agreement to be signed by both parties, generally it will require that you provide up to 48 days of consulting work per year for two years (from 2-1-00 through 1-31-02). Days worked in excess of 48 per year will be compensated at $3,000 per day. For purposes of calculating the 48 days per year under the agreement, each year will begin on February 1st of 2000 and 2001, respectively. The Corporation will not be allowed to terminate the consulting agreement unless you are in default under its terms or if the agreement terminates due to unlawful conduct. The consulting agreement will also include appropriate, but reasonable restrictions on your ability to terminate the agreement prior to its expiration on January 31, 2002. The noncompete obligation in the Release will survive its entire term, through January 31, 2002, regardless of any termination of the consulting agreement.

 .    Moving Allowance.  The Corporation will pay you a lump sum of $200,000,
     -----------------
     which represents the agreed upon estimate of the cost of relocating outside of Maryland, increased to include estimated taxes. This payment will be made on or about February 1, 2000.

 .    MICP Award.   In connection with your Management Incentive Compensation
     ------------
     Plan (MICP) participation for plan year 1999, we will recommend to the Management Development & Compensation Committee of the Board of Directors (hereafter "MD&C Committee") an individual target rating of no less than
     1.0 for the 1999 plan year. However, as you know, the determination regarding payment and amount of MICP awards is within the discretion of the MD&C Committee and is governed by the terms of the MICP plan document. The individual target rating is only one of the factors considered by the MD&C Committee in determining the amount of any MICP award. You will not be eligible for MICP participation in plan year 2000.

 .    Financial Counseling/Tax Preparation.  If you retire on February 1, 2000,
     ------------------------------------
     you will be eligible for reimbursement of up to $10,000 for covered financial counseling and tax preparation expenses incurred in calendar year 2001. In lieu of reimbursement for actual expenses, the Corporation will pay you $10,000 in a lump sum, less applicable tax withholdings. This payment will be made on or about February 1, 2000. (If you do not elect the Enhanced Termination Benefits, then you will only be eligible for this benefit for expenses incurred in 1999 and 2000. The Financial Counseling / Tax Preparation benefit for 1999 and 2000 is described in Part II of this Letter.)

 .    Personal Umbrella Liability Policy ($5 million).  The current policy will
     -----------------------------------------------
     be paid through November 30, 2000. As a retired Officer, you will be eligible to continue this policy on an individual basis by paying the annual premium. Seabury L. Smith, the Corporation's insurance broker for this coverage, will contact you prior to the December 1, 2000, renewal to offer continuation of coverage.

 .    Country Club Membership.  You may maintain your membership at the ________
     -----------------------
     Country Club, which was initially purchased by the Corporation. The Corporation will not be responsible for paying any past or future dues or fees associated with your club membership.

 .    Cellular Telephones.  The Corporation will give you the cellular telephones
     --------------------
     currently in your possession, which were initially purchased by the Corporation and provided for your business use. The Corporation will not be responsible for paying for your cellular telephone service or air time associated with cellular calls unless the air time expense is submitted and approved as a reimbursable business expense incurred on behalf of the Corporation during the remainder of your employment or during the term of your consulting agreement.

 .    Laptop Computer.  The Corporation will give you the IBM Thinkpad Laptop
     ----------------
     computer currently in your possession, which was initially purchased by the Corporation and provided for your business use.

 .    Fax Machine.  The Corporation will give you the Canon FAX-B360IF fax
     ------------
     machine currently in your possession, which was initially purchased by the Corporation and provided for your business use.

 .    Executive Physical Exam.  You will be eligible to receive the Corporation's
     ------------------------
     standard executive physical exam during the calendar year 2000, at the Corporation's expense.

Part II
The following benefits are also available to you upon termination. These benefits are not conditioned upon signing and returning the Release:

 .    LTIP Awards.  You will be eligible for prorated amounts for the 1999
     --------------
     through 2000 and 1999 through 2001 LTIP performance periods based upon your termination date of December 13, 1999. The prorated payment will be based on 12 months of participation in each of the performance periods (13 months of participation in each of the performance periods, if you elect the Enhanced Termination Benefits) and the payout level authorized for each performance period. Your LTIP Awards, if any, will be payable at the same time LTIP Awards are paid to other eligible employees.

 .    Financial Counseling/Tax Preparation. You will be eligible for
     ------------------------------------
     reimbursement of up to $10,000 per year for covered financial counseling and tax preparation expenses incurred in calendar years 1999 (to the extent not already reimbursed to date) and 2000. In lieu of reimbursement for actual expenses, the Corporation will pay you 1) $10,000, less any amounts already reimbursed for calendar year 1999 in a lump sum, less applicable withholding taxes, and 2) $10,000 in a lump sum, less applicable tax withholdings, for calendar year 2000. If you elect the Enhanced Termination Benefits, this payment will be made on or about February 1, 2000. If you do not elect the Enhanced Termination Benefits, this lump sum payment will be made no later than five (5) days after either December 13, 1999 or the date upon which you notify me of your election, whichever day is sooner.

 .    Life Insurance.  Any life insurance elected by you under FlexOptions may be converted to an individual policy in accordance with the terms of the governing insurance policy.

 .    Elected Officer Post-Retirement Death Benefit.  As a retired Officer of the
     ---------------------------------------------
     Corporation, you will have a death benefit equal to 1 1/2 times your annual base salary.

 .    Deferred MICP.  Amounts deferred under the Lockheed Martin Corporation
     -------------
     Deferred Management Incentive Compensation Plan will be paid out in accordance with the terms of your existing distribution elections. If your distribution elections either defer payment for more than six months past your termination date or provide for a payout over a period of more than six months, you may elect prior to the commencement of payments (but after termination of employment) to transfer the portion allocated to the Company Stock Investment Option to the Interest Option. The transfer will be effective on the first day of the seventh month after your election.

 .    Supplemental Savings Plan.  Amounts deferred under the Lockheed Martin
     -------------------------
     Corporation Supplemental Savings Plan will be paid out in accordance with your existing payout elections.

 .    Severance Payments.  You will not be eligible for severance benefits under
     ------------------
     any program or plan offered by the Corporation to its employees who are laid off as a result of a reduction in force, including the Severance Benefit Plan for Eligible Salaried Employees, the benefits described in CPS 528 or any other severance benefit program.

 .    Vacation.  All accrued but unused vacation will be paid in a lump sum
     --------
     following termination of employment. Vacation pay will be calculated according to your base salary rate as of November 30, 1999.


For the purposes of this Letter, the term "Corporation" includes the Corporation and its affiliates as well as the predecessors of the Corporation and its affiliates. The terms of this Letter shall be governed by and construed in accordance with the laws of the State of Maryland and the conflict of law provisions of Maryland law which might apply the laws of another jurisdiction will not be applicable.

You will be responsible for any income tax liabilities associated with the termination benefits described in this Letter. With the exception of the relocation costs described in Part I of the Letter, none of the benefits include a tax gross up feature. The Corporation will comply with all tax law requirements, including requirements governing tax withholdings and income reporting.

This Letter is not intended as a summary plan description or plan document for any of the benefit plans referenced herein. If there is any conflict between this Letter and the official plan documents, the official plan documents (including your award agreements) will govern.